For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FOURTH QUARTER EARNINGS

CORNELIA, GA. February 3, 2005, Habersham Bancorp (NASDAQ: HABC) reports fourth quarter earnings of $646,489 or $.22 per share diluted, compared to fourth quarter earnings of $393,295 or .13 per share diluted in 2003. Included in net income of $646,489 for the fourth quarter ended December 31, 2004 was an after-tax gain of approximately $119,000 relating to the sale of Habersham Bank's holdings of Southeast Bankcard Association common stock.

Year-to-date net income for the year ended December 31, 2004 was $2,343,273 or $.80 per share diluted, a increase of 2.06% when compared to year-to-date net income of $2,295,962 or $.79 per share diluted for the year ended December 31, 2003. Included in net income of $2,343,273 for the year ended December 31, 2004 were after-tax gains of approximately $580,000 and $119,000 relating to the sale of 7.18 acres of property adjacent to the Cornelia Office of Habersham Bank, the company's primary subsidiary, and the sale of Habersham Bank's holdings of Southeast Bankcard Association common stock.

Total assets of $386 million at December 31, 2004 reflects an increase of $11 million or 2.93% from $375 million at December 31, 2003. Management reported that the increase is due primarily to increases in the loan portfolio of Habersham offset by decreases in the investment securities portfolio.

The Company's stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc.; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended

	December 31,		December 31,
	2004	2003	2004	2003

Earnings Summary
Interest income	$5,392	$5,284	$20,743	$22,593
Interest expense	1,779	1,811	6,791	8,122
Net interest income	3,613	3,473	13,952	14,471

Provision for loan losses	80	162	483	950
Net interest income after provision for loan losses	3,533	3,311	13,469	13,521

Other income	798	729	4,180	3,278
Investment securities gains, net	186	199	251	211
Other expense	3,634	3,825	14,777	13,999
Income before income tax expense	883	414	3,123	3,011

Income tax expense	237	21	780	715
Net income	$646	$393	$2,343	$2,296

Net income per share-basic	$.22	$.14	$.81	$.81

Net income per share-diluted	$.22	$.13	$.80	$.79

Weighted average number of common shares outstanding	2,898,009	2,859,948	2,889,004	2,839,063

Weighted average number of common and common equivalent shares outstanding	2,928,910	2,928,157	2,939,951	2,895,113

Cash dividends declared per common share	$.07	1.00	$1.28	$1.18

Balance Sheet Summary	December 31, 2004	December 31, 2003

Total Assets	$385,933	$374,967
Loans, net	277,137	261,807
Deposits	292,957	279,589
Shareholders' Equity	48,006	49,229